UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Philip Services Corporation
(Name of Issuer)

Common Stock
(Title of Class of Securities)

718193105
(CUSIP Number)

December 31, 2001
(Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

        ☐ Rule 13d-1(b)

        ☒ Rule 13d-1(c)

        ☐ Rule 13d-1(d)

        * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 17 pages

Schedule 13G

CUSIP No. 718193105

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON The Foothill Group, Inc.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5.	SOLE VOTING POWER 0
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 1,927,132(1)(2)
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER 0
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 1,927,132(1)(2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,927,132(1)(2)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
Not Applicable.

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.7%(3)

12.	TYPE OF REPORTING PERSON
CO

Page 2 of 17 pages

Schedule 13G

CUSIP No. 718193105

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Foothill Partners III, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5.	SOLE VOTING POWER 0
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 1,927,132(1)(2)
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER 0
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 1,927,132(1)(2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,927,132(1)(2)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
Not Applicable.

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.7%(3)

12.	TYPE OF REPORTING PERSON
PN

Page 3 of 17 pages

Schedule 13G

CUSIP No. 718193105

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Foothill Partners IV, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5.	SOLE VOTING POWER 0
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 1,927,132(1)(2)
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER 0
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 1,927,132(1)(2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,927,132(1)(2)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
Not Applicable.

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.7%

12.	TYPE OF REPORTING PERSON
PN

Page 4 of 17 pages

Schedule 13G

CUSIP No. 718193105

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON FP IV GP, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF	5.	SOLE VOTING POWER 0
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 1,927,132(1)(2)
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER 0
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 1,927,132(1)(2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,927,132(1)(2)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
Not Applicable.

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.7%

12.	TYPE OF REPORTING PERSON
CO/PN

Page 5 of 17 pages

Schedule 13G

CUSIP No. 718193105

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON M. Edward Stearns

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF	5.	SOLE VOTING POWER 0
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 1,927,132(1)(2)
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER 0
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 1,927,132(1)(2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,927,132(1)(2)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
Not Applicable.

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.7%

12.	TYPE OF REPORTING PERSON
IN

Page 6 of 17 pages

Schedule 13G

CUSIP No. 718193105

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Dennis R. Ascher

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF	5.	SOLE VOTING POWER 0
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 1,927,132(1)(2)
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER 0
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 1,927,132(1)(2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,927,132(1)(2)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
Not Applicable.

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.7%

12.	TYPE OF REPORTING PERSON
IN

Page 7 of 17 pages

Schedule 13G

CUSIP No. 718193105

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Jeffrey T. Nikora

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF	5.	SOLE VOTING POWER 0
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 1,927,132(1)(2)
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER 0
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 1,927,132(1)(2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,927,132(1)(2)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
Not Applicable.

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.7%

12.	TYPE OF REPORTING PERSON
IN

Page 8 of 17 pages

Schedule 13G

CUSIP No. 718193105

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON John F. Nickoll

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF	5.	SOLE VOTING POWER 0
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 1,927,132(1)(2)
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER 0
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 1,927,132(1)(2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,927,132(1)(2)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
Not Applicable.

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.7%

12.	TYPE OF REPORTING PERSON
IN

Page 9 of 17 pages

Schedule 13G

CUSIP No. 718193105

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON The Estate of Ann Nickoll

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF	5.	SOLE VOTING POWER 0
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 1,927,132(1)(2)
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER 0
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 1,927,132(1)(2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,927,132(1)(2)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
Not Applicable.

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.7%

12.	TYPE OF REPORTING PERSON
OO

Page 10 of 17 pages

Schedule 13G

CUSIP No. 718193105

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sean T. Dixon

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF	5.	SOLE VOTING POWER 0
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 1,927,132(1)(2)
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER 0
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 1,927,132(1)(2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,927,132(1)(2)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
Not Applicable.

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.7%

12.	TYPE OF REPORTING PERSON
IN

Page 11 of 17 pages

Schedule 13G

CUSIP No. 718193105

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Michael Bohannon

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒
(b) ☐

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF	5.	SOLE VOTING POWER 0
SHARES
BENEFICIALLY	6.	SHARED VOTING POWER 1,927,132(1)(2)
OWNED BY EACH
REPORTING	7.	SOLE DISPOSITIVE POWER 0
PERSON WITH
	8.	SHARED DISPOSITIVE POWER 1,927,132(1)(2)

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,927,132(1)(2)

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
Not Applicable.

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.7%

12.	TYPE OF REPORTING PERSON
IN

Page 12 of 17 pages

Item 1(a)    Name of Issuer:

  Philip Services Corp.

Item 1(b)    Address of Issuer's Principal Executive Offices:

  9700 Higgins Road, Ste. 750
  Rosemont, IL 60018

Item 2(a)    Name of Person Filing:

  The Foothill Group, Inc., Foothill Partners III, L.P., Foohill Partners IV, L.P., FP IV GP, LLC, M. Edward Stearns, Dennis R. Ascher, Jeffrey T. Nikora, John F. Nickoll, The Estate of Ann Nickoll, Sean T. Dixon and Michael Bohannon.

  This Amendment No. 1 to Schedule 13G is filed on behalf of The Foothill Group, Inc. ("Group"), Foothill Partners III, L.P., ("Partners III"), Foothill Partners IV, L.P. ("Partners IV"), FP IV GP, LLC ("FP IV"), M. Edward Stearns, Dennis R. Ascher, Jeffrey T. Nikora, John F. Nickoll and The Estate of Ann Nickoll (collectively, the "Managers") and Sean T. Dixon and Michael Bohannon (collectively, the "Members"). (Group, Partners III, Partners IV, FP IV, the Managers and the Members are collectively referred to as the "Filing Persons").

  Group and the Managers are the general partners of Partners III. FP IV is the general partner of Partners IV. The Managers and the Members are the managing members and members of FP IV, respectively. Group is the parent of a wholly-owned subsidiary that is the limited partner of Partners IV.

Item 2(b)    Address of Principal Business Offices or, if none, Residence:

  2450 Colorado Avenue, Suite 3000 West
  Santa Monica, CA 90404

Item 2(c)    Citizenship

  United States

Item 2(d)    Title of Class of Securities:

  Common Stock

Item 2(e)    CUSIP Number:

  718193105

Item 3.    If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

  Not Applicable.

Item 4.    Ownership.

  (a)
  Amount Beneficially Owned: Shares

      The Foothill Group, Inc.—1,927,132 (1)(2)
      Each of the Managers—1,927,132 (1)(2)
      Each of the Members—1,927,132 (1)(2)
      Foothill Partners III, L.P.—1,927,132 (1)(2)

Page 13 of 17 pages

      Foothill Partners IV, L.P.—1,927,132 (1)(2)
      FP IV GP, LLC—1,927,132 (1)(2)

  (b)
  Percent of Class: %

      The Foothill Group, Inc.—7.7% (3)
      Each of the Managers—7.7% (3)
      Each of the Members—7.7% (3)
      Foothill Partners III, L.P.—7.7% (3)
      Foothill Partners, L.P.—7.7% (3)
      FP IV GP, LLC—7.7% (3)

  (c)
  Number of shares as to which such person has:
  (i)
  sole power to vote or to direct the vote:

        The Foothill Group, Inc.—0
        Each of the Managers -0
        Each of the Members—0
        Foothill Partners III, L.P.—0
        Foothill Partners IV, L.P.—0
        FP IV GP, LLC.—0

    (ii)
    shared power to vote or to direct the vote:

        The Foothill Group, Inc.—1,927,132 (1)(2)
        Each of the Managers—1,927,132 (1)(2)
        Each of the Members—1,927,132 (1)(2)
        Foothill Partners III, L.P.—1,927,132 (1)(2)
        Foothill Partners IV, L.P.—1,927,132 (1)(2)
        FP IV GP, LLC.—1,927,132 (1)(2)

    (iii)
    sole power to dispose or to direct the disposition of:

        The Foothill Group, Inc.—0
        Each of the Managers—0
        Each of the Members—0
        Foothill Partners III, L.P.—0
        Foothill Partners IV, L.P.—0
        FP IV GP, LLC.—0

    (iv)
    shared power to dispose or to direct the disposition of:

        The Foothill Group, Inc.—1,927,132 (1)(2)
        Each of the Managers—1,927,132 (1)(2)
        Each of the Members—1,927,132 (1)(2)
        Foothill Partners III, L.P.—1,927,132 (1)(2)
        Foothill Partners IV, L.P.—1,927,132 (1)(2)
        FP IV GP, LLC.—1,927,132 (1)(2)

Item 5.    Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following:

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

  Not Applicable.

Page 14 of 17 pages

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

  Not Applicable.

Item 8.    Identification and Classification of Members of the Group.

  Not Applicable.

Item 9.    Notice of Dissolution of Group.

  Not Applicable.

Item 10.    Certification.

  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(1)
Included in the number of shares the Filing Persons beneficially own are (i) 892,978 shares of common stock beneficially owned by Partners III, (ii) $4,088,728 principal amount of the Issuer's 10% Convertible PIK Term Notes ("Original Notes") which are convertible into the Issuer's common stock at a conversion price of $11.72 per share beneficially owned by Partners III, (iii) 192,429 shares of common stock beneficially owned by Partners IV and (iv) $2,255,279 principal amount of the Issuer's 10% Convertible PIK Term Notes ("Subsequent Notes") which are convertible into the Issuer's common stock at a conversion price of $11.72 per share beneficially owned by Partners IV.

  Under the definition of "beneficial owner" provided in Rule 13d-3 of the Exchange Act, a person may be deemed to beneficially own the shares of Common Stock of another entity if such person shares the voting and dispositive power with respect to shares of Common Stock held by such entity. Accordingly, Group and the Managers may be deemed to beneficially own the shares of common stock held by Partners III, as its general partners. Group, whose wholly-owned subsidiary is a limited partner of Partners IV, FP IV, as the general partner of Partners IV, Managers, as the managing members of FP IV, and Members, as the members of FP IV, may be deemed to beneficially own the shares of common stock held by Partners IV.

  Partners III has no power to vote or direct the vote or dispose or direct the disposition of the securities beneficially owned by Partners IV, and Partners III expressly disclaims beneficial ownership of the securities beneficially owned by Partners IV and the filing of this Schedule 13G shall not be construed as an admission that Partners III is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of such securities.

  Partners IV, FP IV and the Members have no power to vote or direct the vote or dispose or direct the disposition of the securities beneficially owned by Partners III, and Partners IV, FP IV and the Members each expressly disclaims beneficial ownership of the securities beneficially owned by Partners III and the filing of this Schedule 13G shall not be construed as an admission that Partners IV, FP IV and the Members are, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of such securities.

(2)
Assumes (i) the conversion of the Original Notes into 348,867 shares of common stock at a conversion price of $11.72 per share and (ii) the conversion of the Subsequent Notes into 192,429 shares of common stock at a conversion price of $11.72 per share.

Page 15 of 17 pages

(3)
Calculated based on (i) 24,324,557 shares of common stock outstanding as of November 16, 2001 as reported in the Issuer's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2001, (ii) the conversion of the Original Notes into 348,867 shares of common stock at a conversion price of $11.72 per share and (iii) the conversion of the Subsequent Notes into 192,429 shares of common stock at a conversion price of $11.72 per share.

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 1, 2002	THE FOOTHILL GROUP, INC., a Delaware corporation

By: /s/ DENNIS R. ASCHER Name: Dennis R. Ascher Title: Senior Vice President

FOOTHILL PARTNERS III, L.P., a Delaware limited partnership

By: THE FOOTHILL GROUP, INC., a Delaware corporation and General Partner

By: /s/ DENNIS R. ASCHER Name: Dennis R. Ascher Title: Senior Vice President

FOOTHILL PARTNERS IV, L.P., a Delaware limited partnership

By: FP IV GP, LLC, a Delaware limited liability company and General Partner

By: /s/ DENNIS R. ASCHER Name: Dennis R. Ascher Title: Managing Member

FP IV GP, LLC, a Delaware limited liability company

By: /s/ DENNIS R. ASCHER Name: Dennis R. Ascher Title: Managing Member

Page 16 of 17 pages

MANAGERS

/s/ M. EDWARD STEARNS M. Edward Stearns

/s/ DENNIS R. ASCHER Dennis R. Ascher

/s/ JEFFREY T. NIKORA Jeffrey T. Nikora

/s/ JOHN F. NICKOLL John F. Nickoll

The Estate of Ann Nickoll

/s/ JOHN F. NICHOLL By: John F. Nicholl Its: Executor

MEMBERS

/s/ SEAN T. DIXON Sean T. Dixon

/s/ MICHAEL BOHANNON Michael Bohannon

Page 17 of 17 pages